Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated March 21, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated statements of financial position of The Generation Essentials Group and its subsidiaries and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2022, 2023 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows the years ended December 31, 2022, 2023 and 2024 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore

June 24, 2025